Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-187835, 333-169666, 333-155475, as amended, and 333-114543 on Form S-3; Registration Statement Nos. 333-179310, 333-173660, 333-149757, 333-101202, as amended, 333-115976, as amended, 333-159586, as amended, and 333-105773, as amended, on Form S-8; Post Effective Amendment No. 1 to Registration Statement Nos. 333-32413-99, 333-49333-99, 333-38188-99, 333-60260-99 and 333-98271-99 on Form S-8; and Post-Effective Amendment No. 5 to Registration Statement No. 333-11329-99 on Form S-8 of CenterPoint Energy, Inc. of our report dated February 27, 2013, with respect to the consolidated financial statements of Enogex LLC, included in this Current Report on Form 8-K of CenterPoint Energy, Inc. dated July 17, 2013.

/s/ Ernst & Young LLP
Ernst & Young LLP

Oklahoma City, Oklahoma

July 17, 2013